Sub-Item 77C: Matters submitted to a vote of security holders

A special meeting (the “Meeting”) of the shareholders of Brandes International Equity Fund, Turner Core Growth Fund, Frontier Capital Appreciation Fund and Business Opportunity Value Fund, each a series of M Fund, Inc. (each a “Fund” and collectively, the “Funds”) was held on October 12, 2009.

PROPOSAL 1: To elect Directors of M Fund, Inc.

Brandes International Equity Fund

	FOR	WITHHELD
Gerald Bidwell	23,986,528.123	384,888.482
Neil E. Goldschmidt	23,986,528.123	384,888.482
Philip Halpern	23,986,528.123	384,888.482
Allan S. Bufferd	23,986,528.123	384,888.482
Bruce W. Madding	23,986,528.123	384,888.482
Peter Mullin	23,985,669.632	385,746.973

Turner Core Growth Fund

	FOR	WITHHELD
Gerald Bidwell	6,679,300.470	65,986.298
Neil E. Goldschmidt	6,679,300.470	65,986.298
Philip Halpern	6,679,300.470	65,986.298
Allan S. Bufferd	6,679,300.470	65,986.298
Bruce W. Madding	6,679,300.470	65,986.298
Peter Mullin	6,678,765.976	66,520.792

Frontier Capital Appreciation Fund

	FOR	WITHHELD
Gerald Bidwell	5,956,627.009	131,110.340
Neil E. Goldschmidt	5,956,627.009	131,110.340
Philip Halpern	5,956,627.009	131,110.340
Allan S. Bufferd	5,956,627.009	131,110.340
Bruce W. Madding	5,956,627.009	131,110.340
Peter Mullin	5,952,938.511	134,798.838

Business Opportunity Value Fund

	FOR	WITHHELD
Gerald Bidwell	7,532,884.544	137,612.710
Neil E. Goldschmidt	7,532,884.544	137,612.710
Philip Halpern	7,532,884.544	137,612.710
Allan S. Bufferd	7,532,884.544	137,612.710
Bruce W. Madding	7,532,884.544	137,612.710
Peter Mullin	7,532,884.544	137,612.710

PROPOSAL 2: To approve an amendment to the investment advisory agreement for Turner Core Growth Fund with M Financial Investment Advisers, Inc.

	FOR	AGAINST	ABSTAIN
Turner Core Growth Fund	6,598,803.252	86,648.273	59,835.243